ICU Medical, Inc. Awards Employment Inducement Grants to CEO
SAN CLEMENTE, Calif.-February 26, 2014-ICU Medical, Inc., (Nasdaq: ICUI), a leader in innovative medical devices used in infusion therapy, oncology and critical care applications, awarded inducement grants to Vivek Jain, Chief Executive Officer.

At a meeting held on February 24, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of ICU Medical, Inc. (the “Company”) awarded Vivek Jain an employment inducement option to purchase 182,366 shares of the Company’s common stock with an exercise price per share of $58.79 (the “Inducement Option”) and an employment inducement grant of restricted stock units with respect to 68,039 shares of the Company’s common stock (“Inducement RSUs” and, together with the Inducement Option, the “Inducement Grants”). The Inducement Grants were made outside of the Company’s 2011 Stock Incentive Plan, as amended from time to time (the “2011 Stock Incentive Plan”), as a material inducement to the decision by Mr. Vivek to accept employment as Chief Executive Officer of the Company and are intended to qualify as employment inducement grants under NASDAQ Listing Rule 5635(c)(4). The Compensation Committee also awarded Mr. Jain an option to purchase 500,000 shares of the Company’s common stock with an exercise price per share of $58.79 (the “Incentive Option”) under the 2011 Stock Incentive Plan. The Inducement Grants and the Incentive Option were approved by the Compensation Committee, which is comprised solely of independent directors.
All of the shares subject to the Inducement Option and 134,759 of the shares subject to the Incentive Option will vest ratably during the period of employment as to twenty-five percent (25%) of the shares subject thereto on each annual anniversary of Mr. Jain’s employment commencement date (the “Employment Commencement Date”) and, to the extent vested, such shares will become exercisable based on achievement of milestones related to the price of the Company’s common stock during the period of employment and the term of the Inducement Option. In addition, 365,241 of the shares subject to the Incentive Option will vest during the period of employment as to twenty-five percent (25%) of the shares subject thereto on the one (1) year anniversary of the Employment Commencement Date and as to 1/48th of the shares subject thereto on each monthly anniversary thereafter.
The Inducement RSUs will vest ratably in equal annual increments over a three (3) year period commencing on the Employment Commencement Date.
The Inducement Grants and the Incentive Option are subject to vesting acceleration upon certain terminations of employment and certain transactions involving the Company, as more fully described in the Company’s Form 8-K filed with the Securities and Exchange Commission on February 26, 2014.
About ICU Medical, Inc.
ICU Medical, Inc. (Nasdaq:ICUI) develops, manufactures and sells innovative medical technologies used in vascular therapy, oncology, and critical care applications. ICU Medical's products improve patient outcomes by helping prevent bloodstream infections, protecting healthcare workers from exposure to infectious diseases or hazardous drugs. The Company's complete product line includes custom IV systems, closed delivery systems for hazardous drugs, needlefree IV connectors, catheters and cardiac monitoring systems. ICU Medical is headquartered in San Clemente, California. More information about ICU Medical, Inc. can be found at www.icumed.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including, but not limited to, statements regarding exploring new global strategic alliances, utilizing strong free cash flow to enhance shareholder value through an expanded share repurchase program and potential future acquisitions, the Company’s focus on future key initiatives, better utilizing the Company’s products and balance sheet, the Company's being positioned for further investments in its product portfolio and expansion of its market presence and delivering value to shareholders. These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, decreased free cash flow, changes in product mix, increased competition from competitors, lack of continued growth or improving efficiencies and unexpected changes in the Company's arrangements with its largest customers. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

ICU Medical, Inc.
Scott Lamb, Chief Financial Officer
(949) 366-2183

ICR, LLC.
John Mills, Partner
(310) 954-1105